China Agritech, Inc. Comments That Severe Drought
May Increase Demand for Its Liquid Organic Fertilizer

- Current Operations Not Negatively Affected -

Beijing, February 19, 2009 – China Agritech, Inc. (OTC Bulletin Board: CAGC) ("CAGC" or "the Company"), a leading national-level liquid organic compound fertilizer manufacturer and distributor in China, today announced that the severe drought in Northern China may represent an opportunity for its Green Vitality liquid organic compound fertilizer to increase its market share.

The drought in Northern China began in October 2008 and official data indicates it has affected an estimated 40% of the winter wheat crop in that region. Sustained drought can cause extreme damage or death to winter wheat plants as well as other crops. The drought coincided with the crucial “greening” phase of the wheat’s growth cycle.

The Green Vitality organic liquid fertilizer is designed to protect winter wheat, and a wide variety of other crops such as corn, cotton, soybeans and fruits, from severe drought, frost and certain diseases by increasing nutrient absorption.

Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, stated, “The severe drought in Northern China has not had any discernable negative impact on our current operations. We focus on crops which are harvested in the fall season, and together they represent approximately 70% of China’s total harvested crops. This means that our peak fertilizer season is between March and August. However, given the severity of the current drought, we believe our Green Vitality product can be more helpful to affected farmers by reducing the water requirements and increasing the nutrients to their crops.”

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacturing and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Kelviz Lim Kok Siak
Investor Relations
China Agritech, Inc.
Tel:   +86-10-5962-1220
Email: kelviz@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss / Mr. Valentine Ding
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: ktheiss@hfgcg.com / vding@hfgcg.com